Exhibit 4.1

THIS NOTE AND ANY SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

DRAGONFLY ENERGY HOLDINGS CORP.

PROMISSORY NOTE

$1,700,000.00	February 27, 2024
Reno,Nevada

For value received, DRAGONFLY ENERGY HOLDINGS CORP., a Nevada corporation (the “Company”), unconditionally promises to pay to Brian Nelson, an individual (the “Investor”), the principal sum of One Million Seven Hundred Dollars ($1,700,000.00), or such lesser amount as shall then equal the outstanding principal amount hereunder, together with all other fees, charges or expenses set forth herein.

1. Maturity. The outstanding principal and all accrued but unpaid fees, charges and expenses under this Note (collectively, the “Note Balance”) shall be due and payable in full in cash on March 1, 2024 (the “Maturity Date”) or, if earlier, the date of acceleration of the obligations hereunder pursuant to Section 5(c).

2. Loan Fee Payment and Interest. Upon execution of this Note and funding of the original principal sum, a payment of Eighty Five Thousand Dollars ($85,000.00) (the “Loan Fee”) shall be fully earned as of the date hereof but due and payable in full in cash on March 1, 2024, or, if earlier, the date of acceleration of the obligations hereunder pursuant to Section 5(c) (the “Loan Fee Payment Date”). If the Loan Fee is not received in full by the Loan Fee Payment Date, a penalty of an additional Fifty Thousand Dollars ($50,000.00) (the “First Penalty Fee”) shall immediately accrue in full as of March 5, 2024, and so long as the principal, Loan Fee and First Penalty Fee remain unpaid thereafter, an additional Fifty Thousand Dollars ($50,000.00) shall immediately accrue in full as of April 5, 2024. If the Note Balance has not been fully repaid by May 1, 2024, the Company will repay the Note Balance with any combination of (i) cash, and (ii) the granting of common stock of the Company to the Investor, in an amount equal to the Note Balance as of the date thereof; provided, however, if the Company opts to pay in whole or in part pursuant to clause (ii) herein, the amount payable shall be at a price per share equal to the Consolidated Closing Bid Price of the common stock as reported by Nasdaq on the date immediately prior to payment; provided, however that such price shall not be less than $0.55.

3. Payments.

(a) Payments Generally. All payments shall be made in lawful money of the United States of America at such place as the Investor hereof may from time to time designate in writing to the Company. Any amount that is repaid or prepaid may not be re-borrowed. Any amounts due and payable hereunder will be sent by wire transfer in accordance with instructions delivered to the Company by the Investor. If any payment to be made by Borrower hereunder becomes due on a day which is not a Business Day (as defined below), such payment must be made on the next succeeding Business Day.

(b) Optional Prepayments. The Company may prepay all or any portion of the outstanding principal of the Note at any time without premium or penalty.

(c) Mandatory Prepayment. Within one Business Day after the occurrence of a Change of Control (as defined below), the Company shall repay all outstanding obligations under the Note in full.

4. Interest Rate Limitation. Notwithstanding anything to the contrary contained in this Note, the interest paid or agreed to be paid under this Note shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Investor shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal remaining owed under this Note or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Investor exceeds the Maximum Rate, the Investor may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of this Note.

5. Events of Default.

(a) The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(i) the Company shall fail to observe or perform any other material covenant, obligation, condition or agreement contained in this Note, including the failure to pay any amounts under this Note when due;

(ii) the Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(iii) an involuntary petition is filed against the Company (unless such petition is dismissed or discharged within 45 days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company).

(b) The Company shall promptly notify the Investor upon the occurrence of an Event of Default or if the Company has knowledge of or becomes aware of a pending or potential Event of Default.

(c) If there shall be any Event of Default hereunder, automatically upon the occurrence and during the continuation of an Event of Default under Section 5(a)(ii) or 5(a)(iii) and at the option of the Investor and upon written notice to the Company upon the occurrence and during the continuation of any other Event of Default, this Note shall accelerate and all principal and unpaid fees, expenses and other charges shall become promptly due and payable.

6. Representations of the Company. The Company represents and warrants to the Investor, as of the date hereof, that (a) the Company is duly organized and validly existing, with all the requisite power and authority to execute, deliver and perform all of its obligations under this Note, (b) the Company’s obligations under this Note have been duly authorized and approved by all necessary actions, (c) this Note constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles, and (d) the Company has total assets of at least two million dollars ($2,000,000) according to its most recent financial statements, which are dated not more than 90 days before the date hereof.

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7. Representations of the Investor. The Investor represents and warrants to the Company, as of the date hereof, that (a) the Note will be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same, (b) the Investor has not directly or indirectly, including through a broker or finder (i) engaged in any general solicitation with respect to the offer and sale of the Note, or (ii) published any advertisement in connection with the offer and sale of the Note, (c) the Investor has received or has had full access to all the information the Investor considers necessary or appropriate to make an informed investment decision with respect to the Note, (d) the Investor further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Note and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Investor or to which the Investor had access (it being understood that the foregoing, however, does not in any way limit or modify the representations and warranties made by the Company in Section 6), (e) the Investor understands that the purchase of the Note involves substantial risk and the Investor has experience as an investor in securities of companies in the development stage and acknowledges that the Investor is able to fend for itself, can bear the economic risk of the Investor’s investment in the Note(s), (f) the Investor either (i) has such knowledge and experience in financial or business matters that the Investor is capable of evaluating the merits and risks of this investment in the Note and protecting the Investor’s own interests in connection with this investment in the Note or (ii) has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables the Investor to be aware of the character, business acumen and financial circumstances of such persons, (g) the Investor is familiar with the definition of, and qualifies as, an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act, and (h) the Investor understands and agrees that the Note will bear a legend that may be required by applicable law, the Company’s Charter or Bylaws or any other agreement between the Company and the Investor.

8. Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, the Investor may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company, except for transfers to affiliates. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Fees, charges, expenses and principal are payable only to the registered holder of this Note.

9. Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Nevada, without giving effect to principles of conflicts of law. All disputes and controversies arising out of or in connection with this Note shall be resolved exclusively by the applicable state court for the city of Reno in the State of Nevada or any court of the United States located in the State of Nevada, and each party hereto agrees to submit to the jurisdiction of said courts and agrees that venue shall lie exclusively with such courts.

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10. Notices. Any notice, demand or request required or permitted to be given under this Note shall be given in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Company’s books and records.

11. Amendments and Waivers. Any term of this Note may be amended only with the written consent of the Company and the Investor.

12. Loss of Note. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and indemnity satisfactory to the Company (in case of loss, theft or destruction) or surrender and cancellation of this Note (in the case of mutilation), the Company will make and deliver in lieu of this Note a new Note of like tenor.

13. Stockholders, Officers and Directors Not Liable. In no event shall any stockholder, officer or director of the Company be liable for any amounts due or payable pursuant to this Note.

14. Counterparts. This Note may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

15. Action to Collect on Note. If action is instituted to collect on this Note, the Company promises to pay all costs and expenses, including reasonable attorney’s fees, incurred in connection with such action.

16. No Right of Set-Off. The Company’s obligations under this Note shall be the absolute and unconditional duty and obligation of the Company and shall be independent of any rights of set-off, recoupment or counterclaim that the Company might otherwise have against the Investor. The Company shall pay absolutely the payments of principal, the Final Payment, fees and expenses as and when required hereunder, free of any deductions and without abatement, diminution or set-off.

17. Defined Terms. In addition to those terms defined elsewhere in this Note, as used in this Note, the following terms shall have the following meanings:

(a) “Change of Control” means that (i) the Company leases, licenses, sells or otherwise disposes of all or substantially all of its assets; (ii) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50%, or more, of the capital stock of the Company, other than the majority holders of the Company’s capital stock as of the date hereof; or (iii) following a merger or consolidation, the holders of the capital stock of the Company as of the date hereof and any holders permitted under clause (ii)(B) above shall cease to own, on a fully diluted basis, more than 50% of the capital stock of the Company.

(b) “Business Day” means a weekday on which banks are open for general banking business in Reno, Nevada.

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IN WITNESS WHEREOF, the Company has executed this Note as of the date first set forth above.

COMPANY:

DRAGONFLY ENERGY HOLDINGS CORP.

By:
Name:	Denis Phares
Title:	Chief Executive Officer

Company Notice Information:

1190 Trademark Drive
Reno, NV 89521
Attention: John Marchetti and Dominic Sinnott

AGREED TO AND ACCEPTED:

By:
BRIAN NELSON

Investor Notice Information:

SIGNATURE PAGE TO PROMISSORY NOTE OF DRAGONFLY ENERGY HOLDINGS CORP.